                                      Approved:   Gary H. Schoenfeld
                                                  President and
                                                  Chief Executive Officer
                                                  (562) 565-8267
FOR IMMEDIATE RELEASE
                                       Contact:   Chad A. Jacobs
                                                  Integrated Corporate Relations
                                                  (203) 222-9013

            VANS, INC. REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR
                               SALES AND EARNINGS

           -- Q4 SALES INCREASE 28%, FISCAL YEAR SALES INCREASE 23% --
              -- Q4 EARNINGS PER SHARE (PRE-SAB 101) INCREASE 33%
                        TO $0.16 VS. $0.12 LAST YEAR --
          -- FISCAL YEAR EARNINGS PER SHARE (PRE-SAB 101) INCREASE 23%
                        TO $1.03 VS. $0.84 LAST YEAR --
               -- Q4 SAME STORE SALES INCREASE 9.2%, FISCAL YEAR
                       SAME STORE SALES INCREASE 12.7% --

Santa Fe Springs, California, July 24, 2001 --Vans, Inc. (Nasdaq: VANS) today announced record financial results for the fourth quarter and fiscal year ended May 31, 2001.

Net sales for the fourth quarter increased 27.5% to $85.2 million versus $66.8 million last year and net income increased 52.2% to $2.7 million versus $1.8 million. For fiscal 2001, total sales increased 23.0% to $341.2 million versus $277.3 million and net income before the cumulative effect of the accounting change discussed below increased 27.7% to $15.4 million versus $12.1 million.

"Our fourth quarter performance was a strong finish to fiscal 2001, marking another great year of better than 20% growth in sales and profits," commented Gary H. Schoenfeld, President and Chief Executive Officer of Vans. "Over the past 12 months, we have significantly improved our product, expanded our retail presence, further enhanced our management team, added to our proprietary brand building initiatives and substantially increased our liquidity."

Excluding the non-cash effect of accounting pronouncement Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which the Company adopted in the fourth quarter of fiscal 2001, fourth quarter diluted earnings per share increased 33.3% to $0.16 versus $0.12, and for the fiscal year diluted earnings per share before the cumulative effect of an accounting change increased 22.6% to $1.03 versus $0.84. As a result of SAB 101, the Company's reported diluted earnings per share increased by an additional $0.01 to $0.17 for the fourth quarter, while decreasing by $0.01 to $1.02 for the fiscal year before the cumulative effect adjustment. Unrelated to the current year operations, the adoption of SAB 101 necessitated an additional non-cash charge of $441,000, net of tax, or $0.03 per share to the first quarter of fiscal 2001, representing the cumulative effect on prior years of adopting the new accounting method.

Mr. Schoenfeld continued, "Our financial highlights for the year included: a 23% increase in total sales led by domestic wholesale up 29% and same store sales up almost 13%; a 28% gain in net income; and roughly $60 million in cash on the balance sheet with a well-controlled 5% increase in inventory. On the product and merchandising front we made considerable progress in both our men's and women's footwear, and from a retail perspective, we opened a net seven new stores and three VANS large-scale skateparks to end the fiscal year with 134 stores and seven skatepark locations, respectively. In terms of brand building, we signed deals with NBC and Fox to telecast the VANS Triple Crown(TM) Series, entered into a distribution agreement with Sony Pictures Classics for the Vans-produced documentary Dogtown and Z-Boys to be released next Spring, augmented our already impressive athlete roster with Core Sports

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Page 2 -- Vans, Inc. Reports Record Fourth Quarter and Fiscal Year Sales
          and Earnings


icons such as Jeremy McGrath and Cory Nastazio, and successfully launched our first Geoff Rowley shoe."

"We were also very pleased that our accomplishments and achievements throughout fiscal 2001 did not go unnoticed. From the footwear industry, we received the Company of the Year Award from Footwear News and the Excellence in Design Award from Footwear+. Additionally, Dogtown and Z-Boys received the Documentary Audience Choice Award and the Documentary Directing Award at the Sundance Film Festival and Vans was also recognized with a listing in Forbes' 200 Best Small Companies in America."

For the fourth quarter, total U.S. sales, including sales through Vans' U.S. retail stores, increased 33.0% to $62.2 million, versus $46.8 million for the same period a year ago. U.S. wholesale sales increased 41.8% to $38.0 million, versus $26.8 million a year ago. Sales through the Company's U.S. retail stores increased 21.1% to $24.3 million in the fourth quarter of fiscal 2001, from $20.0 million for the same period a year ago. Comparable store sales for the fourth quarter were up 9.2% versus the same period last year, the twenty-sixth consecutive quarter of such increase. Total international sales rose 14.8% to $23.0 million compared to $20.0 million a year ago.

Gross margins for the quarter increased 130 basis points to 44.0% vs. 42.7% reflecting better first margins, improved inventory management and increased retail store and skatepark channel mix. Inventory was $52.8 million at May 31, 2001, a 5.4% increase over the prior year. The Company ended the fiscal year with $59.7 million in cash and $2.3 million in long-term debt.

Mr. Schoenfeld commented, "Our ability to expand fourth quarter sales by more than 27%, increase same store sales by more than 9% and grow net income by more than 52% is a testament to the ongoing strength of the VANS brand and our popularity among today's youth market. Additionally, we were very pleased to achieve these results while managing to a less than $3.0 million increase in inventory."

For the first quarter of fiscal 2002, ending August 25, 2001, the Company expects total sales to increase approximately 15% to 20% versus the corresponding period a year ago, and it continues to believe it will meet the First Call consensus diluted earnings per share estimate of $0.59 for the first quarter and $1.20 for the full fiscal year.*

Mr. Schoenfeld concluded, "Our Company's continued achievements financially and in the marketplace demonstrate the increasing breadth of our business and the unique leadership position of our brand. We are mindful of the current uncertain retail and economic environment, yet we remain focused on capitalizing on the opportunities we have created and adding to our growth in sales, earnings and shareholder value."*


Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,(TM) such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown(TM) Series, the VANS Warped Tour,(R) the VANS World Amateur Skateboarding Championships, eight VANS large-scale skateparks, and the VANS High Cascade Snowboard Camp,(TM) located on Mt. Hood. The Company operates 144 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports,(TM) snowboard boots, step-in snowboard boot bindings, and outerwear worldwide.




                               (Tables to Follow)


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Page 3 -- Vans, Inc. Reports Record Fourth Quarter and Fiscal Year Sales
          and Earnings


*These are forward-looking statements about the Company's sales and earnings for the first quarter of fiscal 2002 and for fiscal 2002 as a whole. Actual sales and earnings results for these periods may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry; (ii) the occurrence of downward trends in the U.S. economy (including, particularly, the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy in general; (iii) the ability of the Company to continue to expand and grow its retail business; (iv) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (v) increasing competition in all lines of the Company's business from both large, well-established companies with significant financial resources and brand recognition, and smaller niche competitors who market exclusively to the Company's target customers; (vi) the cancellation of orders which could alter bookings numbers; (vii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro on the Company's European business; and (viii) whether the Company's current skateparks perform to expectations and whether future skateparks opened by the Company will be as successful as the Company's current parks. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended May 31, 2000, as amended, which is filed with the Securities and Exchange Commission.

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Page 4 -- Vans, Inc. Reports Record Fourth Quarter and Fiscal Year Sales
          and Earnings



                                   VANS, INC.
                    Condensed Consolidated Financial Summary
                Fourth Quarter and Twelve Months Fiscal Year 2001
           (Amount in thousands of dollars, except per share amounts)

STATEMENTS OF OPERATIONS

                                      THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                   ------------------------      ------------------------
                                    MAY 31,         MAY 31,       MAY 31,        MAY 31,
                                      2001           2000           2001           2000
                                   ---------      ---------      ---------      ---------
Net sales                          $  85,231      $  66,833      $ 341,194      $ 277,328
Cost of goods                         47,712         38,284        192,779        158,651
                                   ---------      ---------      ---------      ---------
Gross profit                          37,519         28,549        148,415        118,677
Gross profit
 percentage                             44.0%          42.7%          43.5%          42.8%

EXPENSES:
Selling and
 distribution                         21,809         17,614         80,949         64,306
Marketing, advertising
 and promotion                         5,876          3,976         24,958         20,228
General and
 administrative                        4,736          2,900         14,278         11,125
Other income, net                       (355)            (7)        (1,241)          (752)
Goodwill amortization                    457            371          1,664          1,417
Net interest and
debt expense                             546            627          2,573          2,464
                                   ---------      ---------      ---------      ---------
                                      33,069         25,481        123,181         98,788
                                   ---------      ---------      ---------      ---------
Expenses and other
 items as a percentage
 of sales                               38.8%          38.1%          36.1%          35.6%

Earnings before income
 taxes and cumulative
 effect on prior years
 of accounting change                  4,450          3,068         25,234         19,889
Income tax expense                     1,513          1,080          8,580          6,800
Minority share of income                 238            215          1,224          1,005
                                   ---------      ---------      ---------      ---------

Net earnings before
cumulative effect on
prior years of
accounting change                  $   2,699      $   1,773      $  15,430      $  12,084

Cumulative effect on prior
years of accounting change,
net of tax (a)                            --             --            441             --
                                   ---------      ---------      ---------      ---------

Net earnings                       $   2,699      $   1,773      $  14,989      $  12,084
                                   =========      =========      =========      =========

EARNINGS PER SHARE INFORMATION:
Basic:
Weighted average
 shares outstanding                   14,582         13,728         14,165         13,603
Earnings before cumulative
effect of accounting change        $    0.19      $    0.13      $    1.09      $    0.89
Cumulative effect on
prior years of accounting
change, net of tax                        --             --          (0.03)            --
                                   ---------      ---------      ---------      ---------

Net earnings per share             $    0.19      $    0.13      $    1.06      $    0.89
                                   =========      =========      =========      =========

Page 5 -- Vans, Inc. Reports Record Fourth Quarter and Fiscal Year Sales and Earnings


Diluted:
Weighted average
 shares outstanding                   15,703         14,766         15,196         14,468
Earnings before cumulative
effect of accounting change        $    0.17      $    0.12      $    1.02      $    0.84
Cumulative effect on
prior years of accounting
change, net of tax                        --             --          (0.03)            --
                                   ---------      ---------      ---------      ---------

Net earnings per share             $    0.17      $    0.12      $    0.99      $    0.84
                                   =========      =========      =========      =========


Footnote:
(a) In general, SAB 101 requires adjustments to reflect the deferral of revenue for quarter-end sales when the Company bears the risk of loss while the goods are in transit.